Exhibit 2.2

EXECUTION VERSION

SETTLEMENT AGREEMENT AND MUTUAL RELEASE

This Settlement Agreement and Mutual Release, dated as of March 11, 2012 (this “Settlement Agreement”), is made and entered into by and among Evergreen Solar, Inc., a Delaware corporation (“Evergreen”), Massachusetts Development Finance Agency, a Massachusetts body politic and corporate and a public instrumentality of the Commonwealth of Massachusetts established under Chapter 23G of the Massachusetts General Laws, as amended (“MassDevelopment”) and 112 Barnum Road, LLC, a Delaware limited liability company (“Barnum Road”). This Settlement Agreement is entered into with reference to the following facts:

RECITALS

A.  Evergreen and MassDevelopment are parties to that certain Ground Lease, dated as of November 20, 2007 (as subsequently amended by that certain First Amendment to Ground Lease, dated as of June 10, 2010, collectively, the “Devens Lease”), pursuant to which Evergreen leased that certain parcel of land known as Lot 2, Barnum Road, Devens (located in the Town of Harvard), Massachusetts (the “Property”), containing approximately 23.11 acres of land, located in the Rail, Industrial and Trade-Related Zoning District at the Devens Regional Enterprise Zone. Evergreen constructed a building and other improvements (the “Improvements”) on the Property, title to which Improvements currently remains in Evergreen Pursuant to the Devens Lease, Evergreen has an option to purchase the Property.

B.  In connection with the Devens Lease, MassDevelopment and Evergreen entered into a First Amended and Restated Tax Increment Financing Agreement, dated as of November 20, 2007, as amended (the “TIF”), with respect to the facility that was to be constructed in two phases, with the first phase expected to comprise approximately 305,000 square feet of space and the second phase expected to comprise approximately 165,000 square feet of space (the “Project”).

C.  MassDevelopment and Evergreen also entered into a Project Grant Agreement, dated as of November 20, 2007, as amended (the “Grant Agreement”), pursuant to which MassDevelopment provided financial assistance to Evergreen in the form of a grant to defray the costs incurred by Evergreen in the construction of the Project.

D.  On or about January 18, 2011, Evergreen sent a notice to the Devens Enterprise Commission advising that Evergreen would cease operations at the Project on or about March 31, 2011. On April 26, 2011, MassDevelopment notified Evergreen that it was requesting that the Project be decertified as a result of Evergreen’s material breach of its obligations under the TIF. Pursuant to the terms of the TIF and Chapter 23A of the Massachusetts General Laws, upon decertification of the Project, all sums due to MassDevelopment for fiscal year ended June 30, 2011, would be due and payable to MassDevelopment. Pursuant to its terms, upon termination of the Devens Lease, Evergreen remains liable for Additional Rent (as defined in the Devens Lease) due under the Devens Lease. MassDevelopment agreed to forbear from collection of such amounts upon the terms and conditions contained in that certain Forbearance Agreement, dated as of May 19, 2011 (the “Forbearance Agreement”, and together with the Devens Lease, the TIF and the Grant Agreement, the “Devens Agreements”), between Evergreen and MassDevelopment.

E.  On August 15, 2011, Evergreen, pursuant to the provisions of the United States Bankruptcy Code (the “Bankruptcy Code”), filed a voluntary petition in the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”) seeking relief under the provisions of chapter 11 of the Bankruptcy Code (Case No. 11-12590) (the “Bankruptcy Case”).

F.  Contemporaneously herewith, Evergreen has entered into the Asset Purchase Agreement, (Devens Assets) dated as of even date herewith (the “APA”), with Hackman Capital Acquisition Company, LLC (the “Purchaser”), pursuant to which Evergreen has agreed to (1) sell certain physical assets located at the Property to the Purchaser, (2) effectuate a simultaneous sale of the Property by MassDevelopment to the Purchaser simultaneously with the conveyance of all Improvements on the Property to Purchaser and (3) cause fee title to the Property to be delivered directly to the Purchaser at the closing of the transactions contemplated thereby (the “Devens Closing”) in accordance with the provisions set forth in Exhibit A hereto. Barnum Road is an Affiliate of the Purchaser and the Purchaser has designated Barnum Road to take title to such assets and Property at the closing of such transactions.

G.  In connection with the sale of the Property contemplated herein, Evergreen and MassDevelopment have agreed to terminate the Devens Agreements and settle all claims, rights and obligations arising thereunder, as well as all other claims any party hereto may have against the other with respect to any claims, known or unknown with respect to the Devens Agreements.

NOW, THEREFORE, in consideration for entering into this Settlement Agreement and in consideration for the promises and respective releases set forth below, each of the parties hereto, intending to be bound, agrees as follows:

1.  Devens Closing; Termination of Devens Agreements.

(a)  At the Devens Closing:

(i)  Evergreen shall, subject to the terms of this Agreement, pay to MassDevelopment, by wire transfer of immediately available funds to one or more accounts designated in writing by MassDevelopment at the Devens Closing, the aggregate amount of Five Million Dollars ($5,000,000) (the “Settlement Amount” of which $2,670,000 shall be allocated to the sale of the Property and the sum of $1,501,605.00 (plus accumulated interest) shall be used to satisfy the amounts due under the Forebearance Agreement for taxes remaining due for FYE June 30, 2011) in full satisfaction of Evergreen’s and MassDevelopment’s obligations under the Devens Agreements; and

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(ii)  MassDevelopment shall cause to be delivered to Barnum Road a deed, substantially in the form of Exhibit A hereto (the “Deed”). The conveyance of the Property shall be for a consideration of Two Million Six Hundred Seventy Thousand ($2,670,000) Dollars and shall be subject to the terms and provisions contained in Exhibit B hereto and the terms of this Agreement and the Deed shall vest in Barnum Road fee simple title in and to the Property as set forth in Exhibits A and B.

(b)  Effective as of the Devens Closing, each of the Devens Agreements is hereby terminated and will be of no further force or effect. In the event that the Devens Closing does not occur by April 12, 2012 or such earlier date as the Devens Lease may be rejected or deemed rejected (as same may be extended only by consent in writing of MassDevelopment), then the Devens Agreements shall be deemed rejected and terminated and Evergreen and/or any trustee appointed or serving the Bankruptcy Case, shall immediately surrender the property to MassDevelopment including all building, structures and other improvements thereon. Upon such rejection and termination, the Leasehold Mortgage, Assignment of Leases and Rents and Security Agreement in favor of US Bank, National Association, as Collateral Agent, dated as of June 10, 2010, as may have been amended, recorded with the Worcester County Registry of Deeds (the “Registry”) in Book 45911, Page 157, and UCC Financing Statement recorded with said Registry in Book 45911, Page 182 securing by said leasehold (the “Leasehold Security Agreements”) shall also automatically terminate and be discharged.

(c)  Evergreen and Barnum Road warrant and represent to MassDevelopment that no part of the purchase price being paid by Barnum Road under the APA or this Agreement consists of any payment (by adjustment or otherwise) of any portion of real estate taxes for the fiscal year ended June 30, 2012 for the Property or any Improvements located thereon. Evergreen hereby warrants and represents to MassDevelopment that all real estate taxes paid to date for fiscal year ended June 30, 2012 for the Property or any Improvements thereon, have been paid only by Evergreen. Effective as of the Bankruptcy Court’s entry of the Order approving Evergreen’s Motion for Orders set forth in Exhibit C hereto (or that portion of such Order relating to Evergreen’s undertakings in Subsection 1(c) hereof if the sale to Barnum Road is not approved), Evergreen hereby assigns and releases to MassDevelopment as the Owner of the Property, any right that may exist to file for an abatement for real estate taxes assessed for the fiscal year ended June 30, 2012 for the Property or any Improvements thereon. Barnum Road warrants and represents that it has not paid or been responsible for any portion of the real estate taxes due for fiscal year ended June 30, 2012 for the Property or any Improvements thereon and thus is not a “person aggrieved” under the provisions of Massachusetts General Laws, Chapter 59 and has no right to file for an abatement under Massachusetts General Laws, Chapter 59, or otherwise, for fiscal year ended June 30, 2012 for the Property or any Improvements thereon. Evergreen and Barnum Road agree that in consideration of this Settlement Agreement and the representations made herein, neither Evergreen nor Barnum Road has a right to file for a real estate tax abatement under Massachusetts General Laws, Chapter 59 or otherwise for the fiscal year ended June 30, 2012, for the Property or any of the Improvements located thereon, effective as of the Bankruptcy Court’s entry of the Order approving Evergreen’s Motion for Orders set forth in Exhibit C hereto (or that portion of such Order relating to Evergreen’s undertakings in Subsection 1(c) hereof if the sale to Barnum Road is not approved), and upon such effectiveness agrees as a material part of entering into this Settlement Agreement, that no application for such an abatement shall be filed by either Evergreen or Barnum Road. Evergreen and Barnum Road acknowledge that this provision is a material component of this Settlement by MassDevelopment.

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(d)  In consideration of the provisions of Subsection 1(c), MassDevelopment agrees that effective as of the Bankruptcy Court’s entry of the Order approving Evergreen’s Motion for Orders set forth in Exhibit C hereto (or that portion of such Order relating to Evergreen’s undertakings in Subsection 1(c) hereof if the sale to Barnum Road is not approved), whether or not the Closing occurs it will be responsible for and pay the real estate taxes for the Property and any Improvements thereon that will be due under the final real estate tax bill to be issued on or about May 1, 2012, for the last quarter of fiscal year 2012 (i.e., April, May, June 2012). In such event, Evergreen shall have no responsibility for payment of real estate taxes assessed for fiscal year 2013.

The provisions of this Subsection 1(b), 1(c) and 1(d) shall survive the Closing and any termination of this Settlement Agreement.

2.  Mutual Releases. Subject only to the occurrence of the Devens Closing and the payment to MassDevelopment of the Settlement Amount:

(a)  Evergreen, on behalf of itself and (to the fullest extent it may lawfully do so) on behalf of each of its past and present directors, officers, shareholders, divisions, parents, subsidiaries, affiliates, partners, members, principals, agents, employees, attorneys, representatives, predecessors-in-interest, successors-in-interest, and assigns (together, the “Evergreen Releasing Parties”) hereby fully, finally and forever release, acquit and discharge MassDevelopment and its past and present directors, officers, shareholders, divisions, parents, subsidiaries, affiliates, partners, members, principals, agents, employees, attorneys, representatives, predecessors-in-interest, successors-in-interest, and assigns (together, the “MassDevelopment Released Parties”), from and against any and all claims, liabilities, counts, actions, causes of action, suits, damages (including compensatory, punitive, exemplary, extra-contractual or statutory damages), expenses and costs (including court costs and attorneys’ fees), judgments, executions, attachments, debts, losses, duties, adjustments, liabilities, obligations, and demands of every kind, type, nature and description, whether known or unknown, direct or consequential, foreseen or unforeseen, liquidated or unliquidated, matured or unmatured (collectively, “Claims”) that Evergreen Releasing Parties may now have, ever had or hereafter can, shall or may have, against the MassDevelopment Released Parties, related to the Devens Agreements, except for the undertakings in this Settlement Agreement; and

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(b)  MassDevelopment, on behalf of itself and (to the fullest extent it may lawfully do so) on behalf of each of its past and present directors, officers, shareholders, divisions, parents, subsidiaries, affiliates, partners, members, principals, agents, employees, attorneys, representatives, predecessors-in-interest, successors-in-interest, and assigns (together, the “MassDevelopment Releasing Parties”) hereby fully, finally and forever releases, acquit and discharge Evergreen and its past and present directors, officers, shareholders, divisions, parents, subsidiaries, affiliates, partners, members, principals, agents, employees, attorneys, representatives, predecessors-in-interest, successors-in-interest, and assigns (together, the “Evergreen Released Parties”), from and against any and all Claims that the MassDevelopment Releasing Parties may now have, ever had or hereafter can, shall or may have, against Evergreen Released Parties, related to the Devens Agreements, except for the undertakings in this Settlement Agreement.

The Claims released pursuant to this Section 2 of this Settlement Agreement are referred to collectively as the “Released Claims”.

3.  Covenant Not To Sue. Evergreen and MassDevelopment hereto hereby represent and agree that they have not filed or pursued, and that they will not file or pursue, any charges, suits, complaints, grievances, or other actions which assert, arise out of, or are in any way related to the Released Claims; provided, however, that this Section 3 shall not apply to any action or claim to enforce the terms of this Settlement Agreement. If a party hereto breaches this Section 3, the party named in the action so commenced shall be entitled to recover from the breaching party the amount of any attorneys’ and experts’ fees and costs incurred defending against such action or proceeding, and establishing and maintaining the applicability of this Settlement Agreement.

4.  Ownership of Released Claims. Evergreen and MassDevelopment each represents and warrants that it is the sole owner and holder of its respective Released Claims and that it has full power and authority and has taken all necessary organizational action to duly authorize, execute, deliver and perform this Settlement Agreement.

5.  Termination. This Settlement Agreement shall terminate and be of no further force or effect upon the earlier to occur of: (i) the termination of the APA in accordance with its terms and (ii) the deemed rejection of the Devens Lease in the Bankruptcy Case. In such event, the provisions of Section 1(b) hereof shall control.

6.  No Admission of Liability. This Settlement Agreement constitutes a compromise settlement of disputed claims and shall not be deemed or construed to be an admission of liability by any party hereto at any time for any purpose.

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7.  Inurement. This Settlement Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective directors, officers, shareholders, divisions, parents, subsidiaries, affiliates, partners, members, principals, agents, employees, attorneys, representatives, predecessors–in-interest, successors-in-interest, and assigns.

8.  Voluntary Settlement. Evergreen and MassDevelopment each hereto represents that it has read and been advised by counsel regarding this Settlement Agreement, that it understands its provisions and legal effect, and that it is voluntarily entering into this Settlement Agreement. Evergreen and MassDevelopment each hereto acknowledges that this Settlement Agreement is a full, fair, and final settlement of all of the Released Claims. Evergreen and MassDevelopment each hereto further represents that, in executing this Settlement Agreement, it does not rely on any inducements, promises, or representations other than those expressly set forth in this Settlement Agreement.

9.  Construction. Each party hereto acknowledges that it has participated in the drafting of this Settlement Agreement and reviewed the terms of this Settlement Agreement and as such, no rule of construction shall apply in any interpretation of this Settlement Agreement which might result in this Settlement Agreement being construed in favor of or against any other party hereto, including any rule of construction to the effect that ambiguities ought to be resolved against the drafting party.

10.  Severability. If any part of this Settlement Agreement shall be determined to be illegal, invalid, or unenforceable, that part shall be severed from the Settlement Agreement and the remaining parts shall be valid and enforceable.

11.  Governing Law; Jurisdiction and Venue. This Settlement Agreement shall be governed by and construed, interpreted and enforced in accordance with the internal laws of the Commonwealth of Massachusetts, without regard to choice-of-law rules that would apply the laws of another jurisdiction.

12.  No Assignment. This Agreement may not be assigned by any party without the consent of the other parties.

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13.  Notices. Any notice or other communication required or permitted hereunder shall be in writing and shall be deemed to have been duly given (a) on the day of delivery if delivered in person, or if delivered by facsimile upon confirmation of receipt or (b) on the date of receipt if delivered by a reputable express courier service or by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated by notice given in accordance with this Section 13 by the party to receive such notice:

(i)  If to Evergreen:

Evergreen Solar, Inc.

c/o Bingham McCutchen LLP

One Federal Street

Boston, MA 02110

Attn: J. Q. Newton Davis, Esq.

(ii)  If to MassDevelopment:

Massachusetts Development Finance Agency

160 Federal Street

Boston, MA 02110

Attn: Ann Marie Dowd, Executive Vice President

With a copy to:

Diane M. McDermott, Esq.

McCarter & English, LLP

265 Franklin Street

Boston, MA 02110

(iii)  If to Barnum Road:

112 Barnum Road, LLC

c/o Hackman Capital Partners, LLC

11111 Santa Monica Boulevard, Suite 750

Los Angeles, CA 90025

Attention: Michael D. Hackman

With a copy to:

112 Barnum Road, LLC

c/o Calare Properties, Inc.

43 Broad Street

Hudson, MA 01749

Attention: William L. Manley

14.  Entire Agreement. This Settlement Agreement constitutes the entire agreement among the parties hereto, and supersedes any and all prior or contemporaneous agreements or representations, written or oral, between such parties, concerning the subject matter of this Settlement Agreement. This Settlement Agreement may not be modified or amended except in writing and signed by a duly authorized representative of each of Evergreen and MassDevelopment; no other act, document, usage, or custom shall be deemed to amend or modify this Settlement Agreement.

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15.  Counterparts. This Settlement Agreement may be executed in counterparts, each of which shall constitute a duplicate original.

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In Witness Whereof, each of the parties to hereto have executed and delivered this Settlement Agreement, or caused this Settlement Agreement to be executed and delivered by its duly authorized representative, as of the date first written above.

EVERGREEN:

EVERGREEN SOLAR, INC.

By:	/s/ Christian M. Ehrbar
	Name:	Christian M. Ehrbar
	Title:	President and Chief Executive Officer

MASSDEVELOPMENT:

MASSACHUSETTS DEVELOPMENT FINANCE AGENCY

By:	/s/ Catherine Blue
	Name:	Catherine Blue
	Title:	General Counsel

112 BARNUM ROAD, LLC

By:	/s/ Michael Hackman
	Name:	Michael Hackman
	Title:	Authorized Representative

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Exhibit A

Form of Deed

QUITCLAIM DEED

KNOW ALL MEN BY THESE PRESENTS, that MASSACHUSETTS DEVELOPMENT FINANCE AGENCY (the “Grantor”), a Massachusetts body politic and corporate, established and existing under Chapter 23G of the Massachusetts General Laws, successor-in-interest to the Government Land Bank (the “Land Bank”) under Chapter 289 of the Acts of 1998, notice of which was recorded on October 7, 1998, with the Worcester District Registry of Deeds (the “Registry”) at Book 20505, Page 279, having its principal place of business located at 160 Federal Street, 7th Floor, Boston, Massachusetts 02110, in consideration of TWO MILLION SEVEN HUNDRED SIXTY THOUSAND and 00/00 DOLLARS ($2,760,000.00), the receipt and sufficiency of which are hereby acknowledged, does hereby grant to 112 Barnum Road, LLC, a Delaware limited liability company (the “Grantee”) having a principal place of business located at ___________________________, with QUITCLAIM COVENANTS, a certain parcel of land containing approximately 23.11 acres and located on Barnum Road, Devens Regional Enterprise Zone, Town of Harvard, County of Worcester, Massachusetts (the “Parcel”). The Parcel is shown on the Level I Plan (recorded with the Worcester County Registry of Deeds in Plan Book 863, Plan 103 (the “Level 1 Plan”)) as Lot 2 containing 1,006,457 square feet ±.

I.	APPURTENANT RIGHTS

The Grantor hereby grants and conveys to the Grantee, for the benefit of, running with and appurtenant to the Parcel and any portion thereof, and in common with others entitled thereto, the non-exclusive rights and easements over the portions of the Grantor’s property hereafter described for the following purposes:

A.	Rights for Connections to Utility Systems in Private and Public Ways

For the purpose of facilitating utility services to be provided to the Parcel, including, but not limited to, water, sewer, gas, electric, cable television, telecommunication service and the stormwater drainage system (collectively referred to as the “Utility Services”), the Grantor hereby grants to the Grantee the perpetual and non-exclusive right and easement to connect to each of the above-referenced Utility Services as the same are now or may in the future be located in private or public ways now or hereafter serving the Parcel (the “Utility Easements”), in such locations as may be reasonably agreed upon by the Grantor and the Grantee.

The rights granted herein shall be subject to the compliance by the Grantee with the lawful ordinances, rules, and regulations of general application established and uniformly applied by the Grantor and the DEC for utility connections and services. The Grantee shall, in the utilization of the Utility Easements hereunder, reasonably restore any areas disturbed in connection with any work undertaken in relation to the Utility Easements to its condition prior to Grantee’s work.

The appurtenant rights granted herein shall include a permanent and non-exclusive right of access over such areas as may be reasonably necessary to permit the Grantee to use, construct, maintain, repair and replace any improvements within the Utility Easements and to otherwise exercise the Grantee's rights under the easements granted herein. The Grantee’s rights to repair and replace any improvements constructed within the Utility Easements shall be exercised in accordance with procedures established contained in a certain Utility Sales Agreement by and between the Grantor and the Grantee of even date herewith, as the same may be amended, modified, supplemented and/or restated from time to time by the parties thereto (the “USA”).

B.	Rights to Connect to Devens Stormwater System

For the purpose of providing stormwater drainage from Lot 2, the Grantor hereby assigns to the Grantee the non-exclusive right to discharge stormwater into the Devens Stormwater System (“DSS”) and to construct, use, maintain, repair, and replace pipes and other improvements (the “Drainage Improvements”) in order to connect to the DSS.

The Grantee agrees that any such construction within the DSS or necessary to connect to the DSS shall be subject to review and reasonable approval of the Grantor and the construction, use, maintenance and repair of the Drainage Improvements shall be done so as not to interfere with the Grantor’s and other’s use of the DSS, and the Grantee shall be responsible for repairing any damage to the DSS caused directly or indirectly by the Grantee’s activities in connection with the rights granted hereunder.

The Grantee shall be responsible for repairing any areas disturbed by the Grantee’s installation, use, maintenance, repair, or replacement of any improvements to the reasonable satisfaction of the Grantor. All work performed by the Grantee in exercising said rights, shall be: (a) subject to and in compliance with the lawful ordinances, rules and regulations established by the Grantor and the Devens Enterprise Commissions for utility connections and services; (b) performed in a good and workmanlike manner with first class materials; (c) in compliance with all applicable laws, the Utility Sales Agreement entered into between Grantor, as the utility provider at Devens, and the Grantee, as the consumer; and (d) the Grantor’s Utility Department’s regulations.

Grantee shall indemnify, defend and hold Grantor, its employees, agents, consultants, or any of them harmless from and against all claims, damages, losses or expenses (including, without limitation, reasonable attorneys' fees) arising by reason of injury to or death of persons or damage to property, or claims or liens for work or actions performed or materials supplied, and arising out of or in connection with the use by Grantee of the rights granted herein.

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C.	Rights to Use Private and Public Ways

The Parcel is conveyed together with the perpetual right to pass and repass, in common with others, on foot or by vehicle of any type and kind, over all public roads and ways within the Devens Regional Enterprise Zone for ingress and egress to and from the Parcel and Route 2 or any public way in the Towns of Harvard, Ayer, or Shirley, and to otherwise use such roads and ways for all purposes for which public streets, ways or alleys may be used in the Devens Regional Enterprise Zone.

II.	GRANTOR’S RESERVATIONS

The Grantee takes the Parcel subject to the following reservation of rights:

A.	Permitted Encumbrances

All matters of record for the Property recorded with the Registry including, without limitation, those matters set forth on Exhibit __, Permitted Encumbrances.

B.	Reservation of Rights Under the Federal Facilities Agreement

Pursuant to the terms of the Army Deed, the following provision that was contained therein must be set forth in future deeds, lease documents or other such transfer documents for the Parcel:

By accepting this Deed, the Grantee acknowledges that the Grantor has provided the Grantee with a copy of the Federal Facilities Agreement (the “FFA”) between the United States Department of the Army (the “Army”) and the United State Environmental Protection Agency (the “EPA”) dated May 11, 1991 and the modification thereto, dated March 26, 1996. The Grantor shall provide the Grantee with a copy of any future amendments to the FFA.

1. The Grantor, the Army, the EPA, and the Commonwealth of Massachusetts, and their respective agents, employees, and contractors, shall have access to and over the Parcel as may be necessary for any investigation, response, or corrective action pursuant to CERCLA or the FFA found to be necessary before or after the date of this Deed on the Parcel or on other property comprising the Fort Devens National Priorities List (the “NPL”) site. This reservation includes the right of access to and the use of, to the extent permitted by law, any available utilities at reasonable cost to the United States.

2. In exercising the rights hereunder, the United States and the Commonwealth, as applicable, shall give the Grantee or its successors or assigns reasonable notice of actions taken on the Parcel under the FFA and shall, to the extent reasonable, consistent with the FFA, and at no additional cost to the United States, endeavor to minimize the disruption to the Grantee’s, its successors’, or assigns’ use of the Parcel.

3. The Grantee agrees that notwithstanding any other provision of the Deed, the United States assumes no liability to the Grantee, its successors, or assigns, or any other person, should implementation of the FFA interfere with the use of the Parcel. The Grantee and its successors and assigns shall have no claim on account of any such interference against the United States or any officer, agent, employee, or contractor thereof.

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4. Prior to the determination by the United States that all remedial action is complete under CERCLA and the FFA for the Fort Devens NPL site, (i) the Grantee, its successors and assigns, shall not undertake activities on the Parcel that would interfere with or impede the completion of the CERCLA clean-up at the Fort Devens NPL site and shall give prior written notice to the Army, EPA, and the Commonwealth of Massachusetts of any construction, alterations, or similar work on the Parcel that may interfere with or impede said clean-up; and (ii) the Grantee shall comply with any institutional controls established or put in place by the Army relating to the Parcel which are required by any record of decision (“ROD”) or amendments thereto, related to the Parcel, which ROD was approved by the Army and the EPA and issued by the Army pursuant to CERCLA or the FFA before or after the date of this Deed. Additionally, the Grantee shall ensure that any leasehold it grants in the Parcel or any fee interest conveyance of any portion of the Parcel provides for legally-binding compliance with the institutional controls required by any such ROD.

5. For any portion of the Parcel subject to a response action under CERCLA or the FFA, prior to the conveyance of an interest therein, the Grantee shall include in all conveyance documents provisions for allowing the continued operation of any monitoring wells, treatment facilities, or other response activities undertaken pursuant to CERCLA or the FFA on said portion of the Parcel and shall notify the Army, EPA, and the Commonwealth of Massachusetts by certified mail, at least sixty (60) days prior to any such conveyance of an interest in said Parcel, which notice shall include a description of said provisions allowing for the continued operation of any monitoring wells, treatment facilities, or other response activities undertaken pursuant to CERCLA or the FFA.

6. Prior to the determination by the United States that all remedial action under CERCLA and the FFA is complete under CERCLA and the FFA for the Fort Devens NPL site, the Grantee and all subsequent transferees of an interest in any portion of the Parcel will provide copies of the instrument evidencing any such transaction to the Grantor, the Army, the EPA and the Commonwealth of Massachusetts by certified mail, within fourteen (14) days after the effective date of such transaction.

7. The Grantee and all subsequent transferees shall include the provisions of this Section IV(B) in all subsequent leases, transfer, or conveyance documents relating to the Parcel or any portion thereof that are entered into prior to a determination by the United States that all remedial action is complete at the Fort Devens NPL site.

C.	Reserved Easements

The easement rights reserved to the Grantor under this Subparagraph IIC shall include a permanent and non-exclusive easement in gross and right of access over such areas of the Parcel as may be reasonably necessary to permit the Grantor to access, use, construct, maintain, repair and replace any utility improvements and to otherwise exercise the Grantor's rights under the reservations contained herein. Such easement and access rights shall be exercised in accordance with the USA Procedures.

The Grantor hereby reserves, for itself in its capacities as municipal services provider and/or utility services provider pursuant to Chapter 498 of the Massachusetts Acts and Resolves of 1993, as amended, and any successor municipal services provider or successor utility services provider, and its or their agents, contractors, subcontractors, lessees, licensees and others claiming by or through the Grantor, and the Grantee takes the Parcel subject to, the below-described perpetual non-exclusive easements in gross on and over the Parcel for the purpose of constructing, installing, maintaining, repairing, replacing and using the existing utility lines located therein to provide utility services to the Property, including the Parcel, and to other utility service customers of the Grantor:

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1. Access Easement. The Grantor, Army, the EPA, and the Commonwealth of Massachusetts, and their respective agents, employees, and contractors, are required to have access to and over the Premises as may be necessary to gain access for personnel, vehicles and equipment to the area lying easterly of the Premises shown on the Level I Plan as Lease Parcel A6A (the “Lease Parcel A6A”). Accordingly, Grantor hereby reserves to itself and all persons claiming by, through or under the Grantor, including the Massachusetts Department of Environmental Protection, the Environmental Protection Agency and the Department of the Army and their agents and employees, and the Grantee takes the Premises subject to, a permanent non-exclusive right and easement in, through, and over the portion of Parcel containing 24,760 (CONFIRM SQUARE FOOTAGE) square feet and labeled “Temporary Access Easement” (it being understood that this is a permanent, not temporary easement), for purposes of vehicular and pedestrian access to Lease Parcel A6A (the “Access Easement Area”).

2. Access to Monitoring Wells. Grantee acknowledges that there are currently two monitoring wells, 57M-96-09X and G3M-93-09X, located on the Parcel and three monitoring wells located adjacent to the Parcel, all of which are shown on the Level 1 Plan. The Grantee acknowledges its obligations pursuant to the Reservation of Rights under the Federal Facilities Agreements and the Army Deed with respect to the continued operations of such monitoring wells, treatment facilities or other response activities undertaken pursuant to CERCLA or the FFA on any portion of the Parcel, including a right of access to the Grantor and the Army, and shall notify the Army, the Environmental Protection Agency and the Commonwealth of Massachusetts by certified mail sixty (60) days prior to any conveyance of an interest in the Land, which notice shall include a description of said provisions allowing for the continued operation of any monitoring wells, treatment facilities or other response actions undertaken pursuant to CERCLA or the FFA.

3. Utility Easement. The Grantor hereby reserves to itself and all persons claiming by, through or under the Grantor, and the Grantee takes the Premises subject to, a perpetual and non-exclusive right and easement, in, through, over, under and across the area on the Premises in the north corner thereof shown on the Level I Plan as containing 12,465 square feet and designated on the Level I Plan as “Utility Easement” (the “Utility Easement Area”), with pedestrian and vehicular access thereto: (i) for the purpose of installing, using, maintaining, repairing, replacing, upgrading and removing any aboveground or underground utility lines, existing or to be installed in the future, within the Utility Easement AREA, and (ii) for the purpose of installing, maintaining, repairing, replacing, upgrading, removing and using adjacent utility lines, mains and related equipment, including the necessary conduits, located in the Barnum Road Right of Way (collectively, “Utility Equipment”). Such Utility Equipment shall remain the property of the Grantor. The easement rights over the Utility Easement Area described in this Section 2 shall be referred to herein as the “Utility Easement.”

4. Drainage Easements. The Grantor hereby reserves to itself and all persons claiming by, through or under the Grantor, including the Massachusetts Department of Environmental Protection, the Environmental Protection Agency and the Department of the Army and their agents and employees, and the Grantee takes the Premises subject to, a perpetual and non-exclusive right and easement, in, through, over, under and across (a) the area on the Premises along the northerly boundary thereof, shown on the Level I Plan as containing 8,238 square feet and designated on the Level I Plan as “Drainage Easement” (the “North Drainage Easement Area”) with pedestrian and vehicular access to the North Drainage Easement Area: (i) for the purpose of installing, using, maintaining, repairing, replacing, upgrading and removing any underground stormwater pipes within the Drainage Easement Areas (collectively, the “Drainage Equipment”), and (ii) for the purpose of stormwater drainage through the Premises for the benefit of the Grantor and other landowners within Devens; and (b) the area on the Premises running parallel to the southerly boundary thereof, shown on the Level I Plan as containing 26,118 square feet and designated on the Level I Plan as “Utility Easement” (the “South Drainage Easement Area”) with pedestrian and vehicular access to the South Drainage Easement Area for the purpose of stormwater drainage through the Premises for the benefit of the Grantor and other landowners within Devens.

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5. Open Space Easement. The Grantor hereby reserves to itself and all persons claiming by, through and under the Grantor, including the general public, and the Grantee takes the Premises subject to, an Open Space Easement along the easterly boundary of the Premises, shown on the Level I Plan as containing 28,000 square feet and designated on the Level I Plan as “Open Space Easement” (the “Open Space Easement Area”). The Grantor reserves the right to locate, construct, maintain, repair and replace trails, bicycle paths, roads, fitness trails and other similar improvements to promote the use of the Open Space Easement Area for transportation and recreational purposes by the general public. The Grantee shall have no obligation to improve, maintain, repair or replace any items placed within the Open Space Easement by the Grantor or its successors or assigns. The Grantee may not make any improvements within the Open Space Easement Area including without limitation landscaping or grading, without prior approval of the Grantor, such approval not to be unreasonably withheld provided that such improvements do not, in the reasonable opinion of the Grantor, materially impair the use of the Open Space Easement Area by the Grantor and all persons claiming by, through and under the Grantor and others.

6. Public Trail Easement. The Grantor hereby reserves and the Grantee takes the Parcel subject to a perpetual and non-exclusive, right and easement over, across, on, under or otherwise to that area of land lying within the Parcel shown on the sketch plan attached hereto as “Public Access/Trail Easement” with pedestrian and vehicular access thereto, for the purpose of installing, using, maintaining, repairing, replacing, upgrading, constructing and removing the public access trail located therein for the benefit of third parties and the general public utilizing the public access trails in Devens.

The Grantor hereby further reserves and Grantee hereby accepts the Parcel subject to a perpetual, nonexclusive right and easement from time to time for Grantor and Grantor’s employees, agents, contractors, successors and/or assigns to pass and repass over, across and upon the Parcel as is reasonably necessary in order to inspect, operate, replace, repair, remove, add to, maintain, patrol and otherwise maintain the public access trail located within the Public Access/Trail Easement.

The Grantee shall not be permitted to make any improvements in the Public Access/Trail Easement, including, without limitation, structural improvements and non-structural improvements, such as landscaping, grading and paving.

7. No Structures. Grantee and the Grantor agree that the rights contained herein are designed to afford continuous and unobstructed use of any of the easement areas. Grantee and the Grantor agree that no structure will be erected on any of the easement areas reserved herein. Notwithstanding anything to the contrary set forth herein, pavement, landscaping (except trees) and utilities may be placed, replaced, installed, moved, expanded and maintained (it being agreed by the parties hereto that all of such utilities shall be below grade) within the easement areas, only upon approval of the Grantor, it being further agreed that the exercise of any rights hereunder and the performance of any necessary work in connection therewith shall be done in a manner so as not to materially interfere with the reserved easement rights of the Grantor as set forth herein and so as not to interfere materially with the conduct of business of Grantee and in compliance with all applicable laws, rules and regulations.

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8. Excavation Restoration Obligations. Grantee and Grantor agree that if in connection with the Grantor’s exercise of its rights set forth with respect to the Easements, any excavations are made in the Easement Areas, the Grantor shall be obligated to forthwith substantially restore the Easement Areas to its prior improved condition.

9. Maintenance Obligations. Grantor shall be responsible for the maintenance and upkeep, and all costs and expenses related thereto, of the Easement Areas.

10. The Grantee acknowledges that the Grantor and its successors will be developing the Devens Regional Enterprise Zone on an ongoing basis and that such development may involve the relocation from time to time of utility systems, roadways and other infrastructure (“Infrastructure”). The Grantee accepts the Property subject to the provision that if any relocation or future development activities at Devens should require the location of additional Infrastructure on the land, the Grantee shall grant such right to MassDevelopment at no cost to MassDevelopment in form and in locations reasonably satisfactory to Grantor and Grantee, provided such placement does not unreasonably interfere with the Grantee’s use of the Property.

The Grantor shall use commercially reasonable efforts to minimize interference with the Grantee's use of the Parcel in connection with the exercise of such rights, and shall be responsible for repairing, replacing or restoring any damage caused by it through the exercise of the rights granted hereunder; provided however that the Grantor may exercise such commercially reasonable efforts consistent with the Grantor’s obligations as a municipal services provider and/or utility service provider as aforesaid.

The Grantee agrees that notwithstanding any other provision of the Deed, that the Grantor, its employees, agents, contractors, successors and/or assigns assume no liability to Grantee, its tenants, subtenants, successors or assigns, or any other person, should the exercise of the Grantor’s rights hereunder interfere with the use of the Parcel in any unreasonable manner except in the event of negligence or willful misconduct.

The Grantor, its employees, agents, contractors, successors and/or assigns shall not be liable for any damage in the exercise of its rights hereunder, exclusive of damage directly caused by the negligence or willful misconduct of the Grantor, its employees, agents, contractors, successors and/or assigns and, in such instance, only to the extent of such negligence or willful misconduct.

The Grantee and all subsequent transferees of an interest in any portion of the Parcel will provide a copy of the instrument evidencing such transaction to the Grantor by hand, certified mail or overnight courier, within thirty (30) days after the effective date of such transaction.

III.	RECEIPT OF DOCUMENTS

The Grantee acknowledges that it has received a copy of the Army Deed and the Administrative Consent Order and Covenant Not to Sue, ACO-CE-96-3001 (the “ACO”).

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The sale of the Parcel does not constitute a sale of all or substantially all of the assets of the Grantor in the Commonwealth of Massachusetts and is made in the ordinary course of business. No deed stamps are attached hereto as no deed stamps are due and payable in connection with this conveyance. The rights, reservations, and easements contained herein shall bind and inure to the Grantor’s and the Grantee’s successors and assigns.

[SIGNATURES APPEAR ON FOLLOWING PAGE.]

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IN WITNESS WHEREOF, the said MASSACHUSETS DEVELOPMENT FINANCE AGENCY has caused its corporate seal to be hereto affixed and these presents to be signed, acknowledged and delivered in its name and behalf by Marty Jones, its duly authorized President and Chief Executive Officer, and John L. Champion, its duly authorized Chief Financial Officer as of the ____ day of March, 2012.

GRANTOR: MASSACHUSETTS DEVELOPMENT FINANCE AGENCY

By:
Name: Marty Jones Title: President and Chief Executive Officer

By:
Name: John L. Champion Title: Treasurer

APPROVED AS TO FORM:

Catherine Blue

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COMMONWEALTH OF MASSACHUSETTS

Suffolk, ss.

On this ____day of March, 2012, before me, the undersigned notary public, personally appeared Marty Jones, President and Chief Executive Officer of Massachusetts Development Finance Agency, proved to me through satisfactory evidence of identification, which was personal knowledge, to be the person whose name is signed on the preceding document, and acknowledged to me that he signed it voluntarily for its stated purpose.

Notary Public: My Commission expires:

COMMONWEALTH OF MASSACHUSETTS

Suffolk, ss.

On this ____day of March, 2012, before me, the undersigned notary public, personally appeared John L. Champion, Chief Financial Officer of Massachusetts Development Finance Agency, proved to me through satisfactory evidence of identification, which was personal knowledge, to be the person whose name is signed on the preceding document, and acknowledged to me that he signed it voluntarily for its stated purpose.

Notary Public: My Commission expires:

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Exhibit __

permitted encumbrances

1. Terms and provisions of the Quitclaim Deed from the United States of America acting by and through the Secretary of the Army to the Government Land Bank, predecessor-in-interest to MassDevelopment dated May 9, 1996 and recorded in the Worcester County Registry of Deeds (the “Registry”) in Book 17907, Page 1.

2. Matters shown on plan entitled “Plan of Land Conveyed to the Government Land Bank by the Secretary of the Army, Ayer, Harvard & Shirley, MA.” dated May 9, 1996 and recorded with the Registry in Plan Book 703, Page 112.

3. Terms and provisions of the Notice of Lease between the United States of America acting by and through the Department of the Army to the Government Land Bank dated May 9, 1996 and recorded with the Registry in Book 17922, Page 223.

4. Terms and provisions of the Quitclaim Deed of Parcel A.6 from the United States of America acting by and through the Department of the Army to Massachusetts Development Finance Agency dated June 18, 2002 and recorded with the Registry in Book 26844 Page 212.

5. Federal Facility Agreement under CERCLA Section 120, along with Modification No. 1 dated March 27, 1996.

6. Administrative Consent Order and Covenant Not to Sue, dated May 20, 1996.

7. General Public Way Declaration Plan recorded with the Registry in Plan Book 822, Plan 22.

8. The provisions of the Barnum Road Master Plan dated October 25, 2001, as amended.

9. The terms of the Unified Permits dated _____ recorded with the Registry in Book ___, Page ____ and dated ____ recorded with the Registry in Book ___, Page ____.

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EXHIBIT B

Terms of Sale

Capitalized terms used in this Exhibit B- Terms of Sale (these “Terms”) that are not otherwise defined herein are used as they are defined in the Settlement Agreement to which these Terms are attached.

I.	Property; Barnum Road’s Development and Use.

(a) The Property is shown on the Plan attached hereto as Exhibit B-1.

(b) The Property shall be conveyed subject to, and together with: (i) all interest, if any, of MassDevelopment in and to the buildings and structures located thereon; (ii) all encumbrances, restrictions, agreements, and other documents of record, insofar as the same may be in force and applicable to the Property; (iii) all existing, active and non-active utility lines, poles, wires, and related equipment; and (iv) easements to be granted to Barnum Road and reserved by the Grantor as contained in the Deed.

II.	Conveyance of the Property.

The Property is to be conveyed by the Deed running to Barnum Road. The Deed shall convey title to the Property, free from encumbrances and encroachments, except the following (the “Permitted Encumbrances”):

(i) Applicable laws, written rules, policies and regulations of MassDevelopment, including without limitation the sewer cross connection and industrial pretreatment requirements, the Barnum Road Master Plan, the Devens Enterprise Commission (“DEC”) Development Rules and Regulations, the Devens Design Guidelines (the “Design Guidelines”) and/or the rules and regulations of any other local agency in effect as of the Devens Closing (the “Local Requirements”);

(ii) Applicable laws and regulations of any federal, state, or local governmental authority, including, without limitation, building, zoning, and environmental laws, but specifically excluding the Local Requirements (the “Legal Requirements”) in effect as of the Devens Closing;

(iii) All easements, restrictions, agreements, and other documents of record, insofar as the same may be in force and applicable to the Property;

(iv) All matters which would be disclosed by a personal inspection or an instrument survey of the Property;

(v) All matters created or caused by Evergreen, in connection with its occupancy under the Devens Lease. Barnum Road is entering into an agreement to purchase the improvements located in the Property from Evergreen and acknowledges that these improvements were not constructed by MassDevelopment and Purchaser shall look solely to Evergreen and not to Seller in connection with the improvements;

(vi) The Easements referenced in Section I(b) of these Terms.

III.	Purchase Price.

The “Purchase Price” for the Property is Two Million Six Hundred Seventy Thousand and 00/100 Dollars ($2,670,000.00) and shall be paid by wire transfer to MassDevelopment.

IV.	Devens Closing Costs.

(a) MassDevelopment will pay the following:

(i) Real Estate Taxes due for the bill to be issued on or about May 1, 2012 for the Property and the improvements thereon; (as this payment cannot be made until after the Devens Closing occurs, upon payment MassDevelopment shall provide a Municipal Lien Certificate showing payment of said taxes due for the 4th Quarter 2012); and

(ii) all real estate transfer, stamp or documentary taxes, if any at the Devens Closing with respect to the $2,670,000 consideration for the Land.

(b) Evergreen and/or Barnum Road will pay the following costs of closing this transaction:

(i) the cost of title insurance, including the Commitment, owner’s and lender’s title insurance policies and all endorsements Barnum Road or its lender may request (Barnum Road); and.

(ii) all broker’s commissions, if any (Evergreen).

(iii) all outstanding and unpaid utilities with respect to the Property that accrued after August 15, 2011 and that are due and owing as of the date of the Closing; and

(iv) All real estate transfer stamps, documentary taxes for the Improvements under the APA.

V.	Default; Damages.

If the Evergreen or Barnum Road shall fail to fulfill their respective agreements and/or obligations hereunder, MassDevelopment may terminate the Agreements hereunder upon notice to Barnum Road and Evergreen. In such event, Mass Development shall have the right to pursue all remedies available to it at law or in equity with respect to its claims under the Devens Agreements in the Bankruptcy Case.

If MassDevelopment shall fail to fulfill MassDevelopment’s agreements and/or obligations hereunder, and the sale contemplated hereby is not consummated because of default by MassDevelopment in its obligation to sell the Property in accordance with these Terms, then, Evergreen and Barnum Road may: (a) terminate the Agreements hereunder by giving written notice thereof to MassDevelopment, and the parties shall have no further obligations to each other except as expressly survive any such termination; or (b) waive such default and consummate the transactions contemplated hereby in accordance with these terms.

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MassDevelopment acknowledges and agrees that any breach of these Terms by MassDevelopment would give rise to irreparable harm for which money damages would not be an adequate remedy, and, accordingly agrees that, in addition to any other remedies, Evergreen shall be entitled to enforce the terms of these Terms with respect to any breach of this Agreement by MassDevelopment by a decree of specific performance without the necessity of proving the inadequacy of money damages as a remedy. If the Closing fails to occur due to a breach by a dispute between Evergreen and Barnum Road, MassDevelopment may terminate this Agreement and there shall be no right of specific performance available against MassDevelopment. Upon such termination and rejection or deemed rejection of the Lease, the Property, including all improvements thereon, shall be governed by the terms of Section I.b of the Settlement Agreement.

In no event shall MassDevelopment be responsible to Evergreen or Barnum Road for the cost of any improvements Evergreen may have made to the Property or for the costs of any studies, reports, or tests performed by Barnum Road or for incidental or consequential damages.

VI.	Time of Devens Closing; Closing Deliveries.

(a) The delivery of the Deed, and the consummation of the transactions contemplated by these Terms, shall take place at the offices of Bingham McCutchen, One Federal Street, Boston, Massachusetts 02110, at 10:00 o'clock A.M. on the Devens Closing, unless otherwise agreed upon in writing between the parties.

(b) At the Devens Closing, MassDevelopment shall deliver the following documents to the Chicago Title Insurance Company (the “Title Company”), fully executed, in a form reasonably acceptable to Evergreen and Barnum Road:

(i) the Deed, duly executed and acknowledged by MassDevelopment;

(ii) reasonable and customary affidavits regarding mechanics’ and materialmens' liens and parties in possession as required by the Title Company shall be executed by MassDevelopment only as to its own actions with respect to the Property;

(iii) a so-called FIRPTA affidavit executed by MassDevelopment as to its non-foreign status within the meaning of Sections 1445 or 7701 of the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder;

(iv) a recordable certificate or certificates of the Secretary or Assistant Secretary evidencing the corporate authority of the officer executing the Settlement Agreement, the Deed or any other documents delivered by the MassDevelopment in connection with the sale of the Property;

(v) a duly executed settlement statement.

(vi) a termination of the Lease, Memorandum of Lease recorded with the Registry at Book _____, Page _____, and the Easement Agreement recorded with the Registry at Book 42679, Page 221, between MassDevelopment and Evergreen.

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(vii) The Utility Sales Agreement attached as Exhibit ___.

(c) At the time of Devens Closing, Evergreen shall deliver the following documents to Title Company, fully executed, in a form reasonably acceptable to MassDevelopment and Barnum Road:

(i) Discharge of the Leasehold Security Agreements suitable for recording with the Registry;

(ii) reasonable and customary affidavits regarding mechanics’ and materialmens’ liens and parties in possession as required by the Title Company;

(iii) a so-called FIRPTA affidavit executed by Evergreen as to its non-foreign status within the meaning of Sections 1445 or 7701 of the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder;

(iv) appropriate evidence of authority for the matters contemplated herein;

(v) a duly executed settlement statement;

(vi) a termination of the Lease, Memorandum of Lease, and Easement Agreement recorded with the Registry at Book 42679, Page 221, between MassDevelopment and Evergreen; and

(vii) The Settlement Amount.

(d) At the Devens Closing, Barnum Road shall deliver the following documents to the Title Company, fully executed, in a form reasonably acceptable to MassDevelopment:

(i) a current certificate of legal existence and corporate good standing from the State of Delaware and evidence of Barnum Road’s qualification to conduct business in Massachusetts;

(ii) a duly executed certificate to the effect that the representations and warranties made by Barnum Road in these Terms are true and correct at the Devens Closing;

(iii) a certificate of the manager of Barnum Road evidencing the authority of the signatory executing any documents delivered by Barnum Road in connection with the purchase of the Property;

(iv) such other documents, certificates, or agreements as may be necessary to consummate the transaction contemplated by these Terms;

(v) a duly executed settlement statement; and

(vi) the Funds due under the APA to provide the Settlement Amount hereunder.

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VII.	Devens Closing; Delay

If this Property is not transferred at the Devens Closing pursuant to these Terms, then the provisions of Section 1(b) of the Settlement Agreement, shall govern.

VIII.	Brokers.

Each of Barnum Road and MassDevelopment warrants and represents to the other that it has not engaged the services of any broker or other party to whom a fee is to be paid in connection with the sale of the Property.

IX.	Future Development. The Deed shall contain the following provisions:

(a) Infrastructure: The parties acknowledge that MassDevelopment and its successors will be developing the Devens Regional Enterprise Zone on an ongoing basis and that such development may involve the relocation from time to time of utility systems, roadways and other infrastructure.

(b) MassDevelopment’s Future Development: Barnum Road covenants and agrees that if any relocation or future development activities at Devens should require the granting of additional easements or agreements in favor of MassDevelopment, Barnum Road shall grant the same to MassDevelopment at no cost to MassDevelopment, in a form and at locations reasonably satisfactory to both parties provided such easements do not unreasonably interfere with Barnum Road’s use of the Property.

(c) New Construction at the Property: Barnum Road further covenants and agrees that the Property, and any new construction at the Property shall at all times be in compliance with the rules and regulations as determined by the DEC, the Devens Reuse Plan and By-Laws, Devens Design Guidelines, the Devens Cross-Connection Control Program, the Devens Sewer Use Rules and Regulations, the Barnum Road Master Plan, and other applicable rules and regulations.

The provisions of this Paragraph IX shall survive the Devens Closing and delivery of the Deed and shall be contained in the Deed.

X.	“As Is” Condition; Waiver of All Warranties.

Barnum Road acknowledges that MassDevelopment has acquired title to the Property pursuant to Chapter 498 of the Acts of 1993, as amended, to oversee and implement the civilian reuse of portions of Devens, and that MassDevelopment has not operated or occupied the Property in any fashion prior to the execution of the Settlement Agreement. Barnum Road specifically acknowledges the use of the Property by Evergreen. Barnum Road shall be purchasing the Property based upon its own inspection of the Property and that of consultants retained by or on behalf of Barnum Road and not based upon, in whole or in part, any representation or warranty of any kind whatsoever, express or implied, from MassDevelopment, its officers, employees or agents as to matters concerning the Property. The Property shall be purchased by Barnum Road in “as is” condition, including with respect to the presence or potential of Environmental Contamination or unexploded ordnance (“UXO”), with the clear intention that the MassDevelopment shall have no responsibility to Barnum Road relative to the Property of any kind or nature from and after the Devens Closing except as specifically set forth herein. The provisions of this Paragraph X shall survive the Devens Closing and delivery of the Deed.

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XI.	Reservation of Rights under the Federal Facilities Agreement/Covenant Not to Sue.

Barnum Road has been provided a copy of the Administrative Consent Order and Covenant Not to Sue by and between MassDevelopment and the Massachusetts Department of Environmental Protection and shall review the same in accordance with these Terms. In addition, Barnum Road is advised that pursuant to the terms of the Quitclaim Deed d as of May 9, 1996 from the Army to MassDevelopment (the "Army Deed"), the following provision contained in the Army Deed must be set forth in future instruments transferring any interest in property conveyed to MassDevelopment by the Army, including, but not limited to, the Deed (and the reference therein to “Property” includes, without limitation, the Property):

“By accepting this Deed, the Grantee acknowledges that the Grantor has provided the Grantee with a copy of the Federal Facilities Agreement (the “FFA”) between the Army and the U. S. Environmental Protection Agency (the “EPA”), d May 11, 1991, and the modification thereto d March 26, 1996. The Grantor shall provide the Grantee with a copy of any future amendments to the FFA.

(a) The Army, EPA and the Commonwealth of Massachusetts, and their agents, employees and contractors, shall have access to and over the Property as may be necessary for any investigation, response, or corrective action pursuant to CERCLA or the FFA found to be necessary before or after the of this Deed on the Property or on other property comprising the Fort Devens National Priorities List (the “NPL”) site. This reservation includes the right of access to and use of, to the extent permitted by law, any available utilities at reasonable cost to the United States.

(b) In exercising the rights hereunder, the United States and the Commonwealth of Massachusetts shall give the Grantee, or its successors or assigns, reasonable notice of actions taken on the Property under the FFA and shall, to the extent reasonable, consistent with the FFA, and at no additional cost to the United States, endeavor to minimize the disruption to the Grantee's, its successors or assigns' use of the Property.

(c) The Grantee agrees that notwithstanding any other provision of the Deed, the United States assumes no liability to the Grantee, its successors or assigns, or any other person, should implementation of the FFA interfere with the use of the Property. The Grantee and its successors and assigns shall have no claim on account of any such interference against the United States or the Commonwealth of Massachusetts or any officer, agent, employee or contractor thereof.

(d) Prior to determination by the United States that all remedial action is complete under CERCLA and FFA for the Fort Devens NPL site, (i) the Grantee, its successors and assigns, shall not undertake activities on the Property that would interfere with or impede the completion of the CERCLA clean-up at the Fort Devens NPL site and shall give prior written notice to the Army, EPA and the Commonwealth of Massachusetts of any construction, alterations or similar work on the Property that may interfere with or impede said clean-up, and (ii) the Grantee shall comply with all institutional controls established or put in place by the Army relating to the Property which are required by any record of decision ("ROD") or amendments thereto, related to the Property, which ROD was approved by the Army and EPA and issued by the Army pursuant to CERCLA or the FFA before or after the of this Deed. Additionally, the Grantee shall ensure that any leasehold it grants in the Property or any fee interest conveyance of any portion of the Property provides for legally-binding compliance with the institutional controls required by any such ROD.

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(e) For any portion of the Property subject to a response action under CERCLA or the FFA, prior to the conveyance of an interest therein, the Grantee shall include in all conveyance documents provisions allowing for the continued operation of any monitoring wells, treatment facilities, or other response activities undertaken pursuant to the CERCLA or the FFA on said portion of the Property and shall notify the Army, EPA and the Commonwealth of Massachusetts by certified mail, at least sixty (60) days prior to any such conveyance of an interest in said Property, which notice shall include a description of said provisions allowing for the continued operation of any monitoring wells, treatment facilities, or other response activities undertaken pursuant to CERCLA or the FFA.

(f) Prior to the determination by the United States that all remedial action under CERCLA and the FFA is complete under CERCLA and the FFA for the Fort Devens NPL site, the Grantee and all subsequent transferees of an interest in any portion of the Property will provide copies of the instrument evidencing such transaction to the Commonwealth of Massachusetts, the EPA and the Army by certified mail, within fourteen (14) days after the effective of such transaction

(g) The Grantee and all subsequent transferees shall include the provisions of this Paragraph in all subsequent leases, transfer, or conveyance documents relating to the Property or any portion thereof that are entered into prior to a determination by the United States that all remedial action is complete at the Fort Devens NPL site.”

In addition, all deeds and any other future instruments transferring any interest in the Property or any portion thereof (including leases, transfer, and conveyance documents ) shall include all notices and disclosures contained in the Army Deed and in the Deed including, without limitation, the notices and disclosures regarding the potential existence of UXO on the Property, and the foregoing provision shall be set forth in any future instruments transferring any interest in Property.

The provisions of this Paragraph XI shall survive the Devens Closing and delivery of the Deed and shall be incorporated into the Deed.

XII.	Removal of Soil from the Property.

Barnum Road hereby covenants that under no circumstances shall soil be removed from the Property without the prior written approval of MassDevelopment. Any soil to be removed from the Property must be characterized in accordance with the General Excavated Soil Management Plan, Devens Massachusetts, prepared by Haley & Aldrich, Inc. (November 1996), as amended in March 2000, prior to removal, as well as any applicable Environmental Law, and MassDevelopment’s policies and procedures regarding unexploded ordnance (“UXO”) screening, prior to removal. Barnum Road shall first offer any clean soil to MassDevelopment, for no consideration. If MassDevelopment elects to accept the clean soil, MassDevelopment shall be responsible for removing the stock piled clean soil to a location within Devens at Barnum Road’s sole cost and expense, within a reasonable amount of time after receipt of notice from Barnum Road of the availability of the stock piled soil and verification that the soil is in fact clean under the Massachusetts Contingency Plan (310 CMR 40.000). In the event MassDevelopment does not desire the clean soil, Barnum Road shall remove the soil at its sole cost and expense. MassDevelopment shall have no obligation to provide a location for removal of any soil except the soil MassDevelopment desires to accept. Clean soils shall be defined for purposes of this paragraph as soils that do not contain Oil or Hazardous Materials (as that term is defined in the MCP) at or above Method 1, S-1 standards.

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Without limiting the effect of any other provision of these Terms, Barnum Road shall and hereby does agree to indemnify, defend and hold harmless MassDevelopment against any and all damage, cost, expense, claim, action or liability arising from or relating to the removal any soil from the Property and any contamination caused by Barnum Road’s, contractors or agents, removal, transportation and/or disposal of the soils.

The provisions of this Paragraph XII shall survive the Devens Closing and delivery of the Deed.

XIII.	Certain Environmental and UXO Matters.

With respect to Environmental Contamination and UXO, the parties agree as follows:

(i) Indemnification for Environmental Matters. Notwithstanding anything in these Terms to the contrary, as of the Devens Closing, Barnum Road shall indemnify, defend and hold harmless MassDevelopment and its affiliates, agents, officers, directors, successors and assigns (“Indemnitees”) from and against all liabilities, claims, costs, damages, losses, liens, obligations, penalties, claims, litigation, demands, judgments, suits, and expenses (including, without limitation, testing, site evaluation, attorneys' fees and disbursements, and expert witnesses or consultants, and consequential and incidental damages) of any kind or of any nature whatsoever which may be made, assessed against or otherwise incurred by any Indemnitee and which arise out of or relate to the use, handling, generation, manufacture, production, emission, discharge, release, threatened release, disposal, arrangement for disposal, cleanup, migration, decontamination, testing of Environmental Contamination on, under, or from the Property, whether or not lawful or intentional, except to the extent such Environmental Contamination resulted directly and solely from an act or omission of Indemnitee, and whether or not such Environmental Contamination is discovered before the Devens Closing .

The scope of this indemnity obligation includes, but is not limited to: (i) consequential damages, (ii) the cost of any repair, cleanup or detoxification of the Property or other affected properties to the full extent required by Environmental Laws, including but not limited to the provisions of M.G.L. c. 21E and the MCP, 310 CMR 40.0000 (with or without the imposition of Activity and Use Limitations, as that term is defined in M.G.L. c. 21E, or other Property use restrictions); (iii) the costs incurred by any government entity or third party in responding to the Environmental Contamination; and (iv) liability for personal injury or property damage arising under a statutory or common law tort theory.

This indemnity shall survive the Devens Closing and delivery of the Deed, or the termination of the agreements hereunder.

(ii) Release and Covenant Not to Sue for Environmental Matters.

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Notwithstanding anything in these Terms to the contrary, as of the Devens Closing, Barnum Road shall forever release, remise, and forever discharge MassDevelopment and its affiliates, agents, officers, directors, successors and assigns (“Releasees”) from and of any and all liabilities, claims, costs, damages, losses, liens, obligations, penalties, claims, litigation, demands, judgments, suits, and expenses (including, without limitation, testing, site evaluation, attorneys' fees and disbursements and expert witnesses or consultants, and consequential and incidental damages) of any kind or of any nature whatsoever, arising out of or relating to: (i) Environmental Laws, and/or (ii) Environmental Contamination (whether or not disclosed in the Environmental Documents) in, on, under, from, to, or about the Property, except to the extent such Environmental Contamination resulted directly and solely from an act or omission of Releasee, and whether or not such Environmental Contamination is discovered before the Devens Closing . The foregoing release and covenant not to sue shall apply to all claims at law or in equity, including, but not limited to, statutory claims under environmental laws and claims for contribution.

The scope of this release includes, but is not limited to claims for: (i) consequential damages, (ii) the cost of any repair, cleanup or detoxification of the Property or other affected properties; (iii) the costs incurred by any government entity or third party in responding to Environmental Contamination; and (iv) liability for personal injury or property damage arising under a statutory or common law tort theory. This release shall survive the Devens Closing and delivery of the Deed.

(iii) Release and Covenant Not to Sue for UXO Issues

MassDevelopment assumes no liability to Barnum Road, its successors or assigns, or any other person with respect to the presence of UXO or suspected UXO. Without limiting the generality of the foregoing, and notwithstanding anything in these Terms to the contrary, as of the Devens Closing, Barnum Road shall forever release, remise, and forever discharge the Releasees from and of any and all liabilities, claims, costs, damages, losses, liens, obligations, penalties, claims, litigation, demands, judgments, suits, and expenses (including, without limitation, testing, site evaluation, attorneys' fees and disbursements and expert witnesses or consultants, and consequential and incidental damages) of any kind or of any nature whatsoever, arising out of or relating to the presence, suspected presence, removal, or detonation of UXO (whether or not disclosed in the UXO Documents) in, on, under, from, to, or about the Property, whether or not such UXO is discovered before the Devens Closing. The foregoing release and covenant not to sue shall apply to all claims at law or in equity.

The scope of this release includes, but is not limited to claims for: (i) consequential damages, (ii) the cost of any repair, clearing or cleanup of the Property or other affected properties; (iii) the costs incurred by any government entity or third party in responding to UXO; and (iv) liability for personal injury or property damage arising under a statutory or common law tort theory. This release shall survive the Devens Closing and delivery of the Deed.

(iv) MassDevelopment’s obligation to cooperate

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Notwithstanding Section XIII (i)-(iii), MassDevelopment agrees to reasonably cooperate with Barnum Road in pursuing any claims that Barnum Road may have against the Army pursuant to Section 120(h) of CERCLA or Section 330 of the Defense Authorization Act of 1993, 10 U.S.C. 2687 note. MassDevelopment further agrees to use reasonable efforts to pursue rights that MassDevelopment may have against the Army under the Army Deed pertaining to Environmental Contamination or UXO, provided however, that in neither instance shall MassDevelopment be obligated to incur out of pocket costs in pursuing such claims. This obligation shall survive the Devens Closing and delivery of the Deed.

(v) Barnum Road’s obligation to cooperate

Barnum Road agrees to reasonably cooperate with MassDevelopment in pursuing any claims that MassDevelopment may have against any third party relating to any Environmental Contamination of the Property arising out of or relating to the migration of Environmental Contamination to the Property.

(vi) Definitions

As used herein, the term “Environmental Laws” shall mean the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. § 9601, et seq.; the Hazardous Materials Transportation Act, 49 U.S.C. § 1901, et seq.; the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq.; the Toxic Substances Control Act of 1976, 15 U.S.C. 2601, et seq.; the Safe Drinking Water Act, 49 U.S.C. § 300(f) et seq.; the Clean Air Act, 42 U.S.C. § 7401 et seq.; the Water Pollution Control Act, 33 U.S.C. § 1251 et seq.; the Pipeline Safety Act, 49 U.S.C. § 60101 et seq.; the Oil Pollution Act, 33 U.S.C. § 2701 et seq.; the Endangered Species Act, 16 U.S.C. §1531 et seq.; and the Occupational Safety and Health Act, 29 U.S.C. § 651 et seq.; Massachusetts General Laws Chapter 21E; the Massachusetts Contingency Plan, 310 CMR 40.0000, any similar state, local or foreign laws and statutes, and any plans, rules, regulations or ordinances adopted, or other criteria and guidelines promulgated pursuant to the preceding laws or other similar laws, regulations, rules or ordinances relating to protection of health and/or the environment; as well as any common law or equitable doctrine that may impose liability or obligations for injuries, damages, response action, or removal or remedial action, or any amendments to any of the foregoing.

As used herein, the term “Environmental Contamination” shall mean pollutants, toxic substances, contaminants, oil, asbestos, lead, and polychlorinated bi-phenyls, hazardous wastes, hazardous materials or other wastes or materials, any substance which is toxic, ignitable, reactive, or corrosive or which otherwise is regulated by or under Environmental Laws. The term Environmental Contamination shall include, but not be limited to, Oil and Hazardous Materials, as those terms are defined in M.G.L. c. 21E.

XIV.	Survivability of Covenants.

The acceptance of the Deed by Barnum Road or the nominee designated by Barnum Road, as the case may be, shall be deemed to be a full performance and discharge of every agreement and obligation herein contained or expressed, except for the provisions which are not capable of having been performed on or before the Devens Closing or which by their terms survive delivery of the Deed. Any covenants or provisions in these Terms which by their terms should survive delivery of the Deed shall be deemed to survive said delivery.

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XV.	Time of Essence.

Time is of the essence under the agreements hereunder.

XVI.	Successors Bound.

These Terms shall be binding upon and shall inure to the benefit of MassDevelopment and Barnum Road and their successors and permitted assigns.

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EXHIBIT B-1

Plan of Property

[Existing Level One Plan to be attached]